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                                                                  EXHIBIT 10.32


                           MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement (the "Agreement") is made and entered into as of the 24th day of April, 1995, by and between Showscan Framingham, Inc., a Delaware corporation ("Showscan") and wholly-owned subsidiary of Showscan Entertainment Inc. ("SEI"), and General Cinema of Framingham Inc., a Massachusetts corporation ("General Cinema") and wholly-owned subsidiary of General Cinema Corp. of Massachusetts ("GCC"), for the purpose of creating a general partnership (the "Partnership") between Showscan and General Cinema under the Uniform Partnership Act of the Commonwealth of Massachusetts (the "Partnership Law"), upon the following terms and conditions:

1.   Organization:

                 (a) The parties hereto form a general partnership pursuant to the provisions of the Partnership Law, and adopt and enter into this Agreement upon the terms and conditions set forth herein. To the extent the rights or obligations of the partners are different by reasons of any provision of this Agreement than they would be in the absence of such provisions, this Agreement, shall, to the extent permitted by the Partnership Law, control.


                 (b) The name of the Partnership is Showscan/General Cinema Ventures, a Massachusetts general partnership, and its principal executive office is c/o General Cinema Corp. of Massachusetts, 1280 Boylston Street, Chestnut Hill, Massachusetts 02167, or such other place or places as the partners may hereafter determine.

                 (c) The partners shall, from time to time, file and publish such Fictitious Business Statements regarding the use of a business name of the Partnership and renewals thereof, or other documents, as may be required by the laws of the jurisdictions in which the Partnership conducts its business. In addition, the partners shall file, from time to time, as necessary, statements of partnership setting forth the names of the partners, the authority of the partners with respect to licensing or disposition of assets of the Partnership and such other matters as either party may reasonably request. Either partner shall act as the other's agent or attorney-in-fact and execute on its behalf any documents necessary to effectuate the foregoing.

                 (d) Each of Showscan and General Cinema shall hold equal voting interests in the Partnership and such voting interests shall not vary regardless of any relative differences in respective capital accounts.
                          Showscan and






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                          General Cinema shall be the only partners of the
                          Partnership, unless mutually agreed.

2.   Purpose:             The purpose (character of business) of the
                          Partnership shall be to develop and operate twin
                          (each with six four-seat McFadden motion bases and pods) film-based Showscan simulation theatres (the
                          "Showscan Theatres") at GCC's theatre complex in Framingham, Massachusetts (the "Complex"), and to engage in any other legal business or activity related thereto. A special use permit will be required to be obtained from local authorities.
                          General Cinema will use reasonable efforts, with Showscan's assistance and cooperation, to obtain such permit.

3.   Term:       (a)      The Partnership's term (the "Term") shall commence
                          on the date of execution of this Agreement and shall continue until the earlier to occur of: (a) five years measured from the date of opening of the Showscan Theatres, with an option to be exercised by mutual agreement of Showscan and General Cinema to extend the term for successive additional periods of five years, or (b) December 31, 2025, unless previously terminated in accordance with the Partnership Law or provisions of this Agreement.

                 (b) Either party shall have the right to terminate this Agreement at any time after the first two years of the Term if (a) the Showscan Theatres have had an operating loss, after all expenses of operation (excluding for this purpose the Management Fee, described below, payable to General Cinema and Film Rental, described below, payable to SEI) and before interest, taxes, depreciation and amortization, for each of the prior two years of operation, and (b) thereafter have an operating loss, calculated in the same fashion, for any consecutive period of thirteen
                          (13) weeks.

4.   Capital:             The Partnership shall maintain capital accounts of
                          the partners. The initial capital contributions of the partners shall be as follows:

                 (a) Showscan shall make in-kind capital contributions to the Partnership of equipment, including motion bases and pods and related mechanical equipment (the "Showscan Equipment"), to be valued at $1,602,000 ({text redacted} of retail). The Showscan Equipment shall be similar in operational capabilities to the Showscan installation at the Trocadero in London, England, and shall carry SEI's usual {text redacted} on its equipment. From time to time either party may advance monies to the other party, and in return
                          (a) the advancing party shall be credited with an equivalent amount of the receiving party's capital contribution and





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                          (b) the value of the receiving party's in-kind
                          contribution shall be correspondingly reduced by the amount of monies received by the receiving party.

                 (b) General Cinema shall make in-kind capital contributions to the Partnership of tenant improvements for the Showscan Theatres in the amount of General Cinema's {text redacted}, currently estimated at {text redacted}. General Cinema will also be credited with an additional in-kind capital contribution of {text redacted} for existing facilities at the Complex (e.g. lobby, ticketing stations, restrooms) which will be used in common with GCC's theatre operations and the Showscan Theatres. General Cinema shall also be credited with a capital contribution of {text redacted}, representing the present value of {text redacted} of {text redacted} due by the Showscan Theatres.


                 (c)      Within 15 days of the opening of the Showscan
                          Theatres (which shall be the first date of paid public admissions to the Showscan Theatres), the partners will certify to each other (with documentation) their respective in-kind contributions and thereafter will equalize the initial capital accounts by having the partner with the larger capital account elect to either (i) be repaid in accordance with Paragraph
                          8(b) or (ii) have the partner with the smaller capital account make a cash capital contribution to the Partnership in an amount sufficient to equalize the initial capital contributions of the partners. Such cash capital contribution shall be used as working capital of the Partnership.

                 (d) After such equalization of capital contributions, the partners shall agree on the working capital needs of the Partnership and, to the extent necessary (i) make additional, equal, cash contributions to the capital of the Partnership or
                          (ii) distribute excess cash in accordance with Paragraph 8 hereof. Upon completion of the initial capitalization of the Partnership, each partner's interest shall be fully paid and nonassessable and no partner shall be required to make further capital contributions to the Partnership.

                 (e) It is intended that the maintenance of capital accounts by the Partnership comply with Treasury Regulations Section 1.704-1(b), and all provisions of this Agreement shall be interpreted and applied in a manner consistent with such Regulations. In the event the partners shall determine that it is prudent to modify the manner in which the capital accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed





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                          or distributed property or which are assumed by the
                          Partnership or partners), are computed in order to comply with such Regulations, the partners may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any person pursuant to this Agreement upon the dissolution of the Partnership. The partners also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the capital accounts of the partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Treasury Regulations
                          Section 1.704-1(b).

5.   Management:

                 (a) Except as provided herein, all management decisions with respect to the Partnership shall be made by a four- person Management Committee, which Management Committee shall determine by mutual agreement the operating and capital expenditure budgets and marketing plan for the operation of the Showscan Theatres, as well as the schedule for exhibition of Showscan software at the Showscan Theatres. The partners shall each appoint two persons to the Management Committee.

                 (b) Day-to-day management will be handled by General Cinema, as the "Operating Partner." Detailed management responsibilities, which shall include preparation of monthly financial reports, administrative and compliance matters, shall be established for General Cinema by the Management Committee. General Cinema shall be the "Tax Matters Partner" of the Partnership in accordance with
                          Section 6231(a)(7) of the Internal Revenue Code.

                 (c)      Showscan shall be referred to as the "Creative
                          Partner."

                 (d) Either partner may loan funds to the Partnership to meet cash flow needs, provided the Management Committee agrees on the terms and amounts of such loans.





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                 (e)      In the event that there is a dispute between the
                          partners concerning this Agreement, the operation of the Showscan Theatres or a deadlock of the Management Committee, the partners agree to negotiate and mediate their differences prior to litigation.

6.   Compensation
     to Partners:(a)      For its service in managing the day-to-day operations
                          of the Showscan Theatres, General Cinema shall receive a fee (the "Management Fee") equal to {text redacted} of the {text redacted} for the Showscan
                          Theatres, against a monthly minimum management fee of {text redacted}, payable monthly in accordance with customary theatre settlement procedures, together with a bonus in an amount such that the aggregate
                          Management Fee (including bonus) paid to General
                          Cinema equals the aggregate {text redacted} (as hereinafter defined) {text redacted}.

                 (b) SEI will make available to the Showscan Theatres the full use of its entire current and future library of film software unless SEI has entered into a written agreement with respect to future films which prohibits SEI from making a particular film available to third parties in general or in particular geographic areas. In exchange for access to SEI's film library, the Partnership will pay to SEI film rental ("Film Rental") equal to {text redacted} of the gross box office receipts for the Showscan Theatres up to the first {text redacted} of gross box office receipts each year beginning on the opening date, and {text redacted} of such gross receipts that are in excess of {text redacted}. Notwithstanding the foregoing, the Film Rental shall never be less than a minimum of {text redacted} in any month.

                 (c) After the expiration of all periods for which rent has been prepaid, GCC will be paid rent for the use of the locations within the Complex equal to GCC's {text redacted}. Allocation of {text redacted} are to be based on the {text redacted} of the {text redacted} of the Showscan Theatres ({text redacted} which includes an allocation of common area) to the total {text redacted} of the Complex.

                 (d) Payment of fees in accordance with this Paragraph to partners or affiliates of partners shall be treated as either an I.R.S. Code Section 707(a) or 707(c) expenditure and not as a Partnership distribution, and accordingly will be treated as an expense deduction of the Partnership in arriving at net income and/or net loss. As a result, any such payment of fees will not affect the partners' capital accounts except to the extent





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                          that they impact the determination of net income or
                          net loss of the Partnership.

7.   Expenses:            The Partnership shall pay directly or reimburse the
                          partners or their affiliates, as appropriate, for the direct expenses of operation of the Showscan
                          Theatres and for any and all goods, materials and services furnished to the Partnership by the partners and/or their affiliates, other than those goods, materials or services for which compensation is already provided pursuant to this Agreement.

8.   Distributions:       Cash funds from all sources including, without
                          limitation, cash from operations and cash from the sale of Partnership assets (but excluding cash from the liquidation/winding-up of the Partnership which will be distributed in accordance with Paragraph 16 hereof), which in the agreement of the Management
                          Committee are not required to meet the needs of the business of the Partnership, shall be distributed, at least quarterly, to the partners in the following order of priority:

                                  (a)  First, to the partner with the greater
                          capital account balance until the capital accounts of each partner are equivalent;

                                  (b)  Second, to the partner with the greater
                          capital account balance as a preferred return on such excess capital equal to the announced prime lending rate of Bank of America plus one (1) percentage point per annum for the period that such excess capital was outstanding; and

                                  (c) Then, 50% to Showscan and 50% to General Cinema.

                          In computing cash available for distribution to partners,{text redacted} of the Showscan Theatres shall first be used to pay the {text redacted} of the operation of the Showscan Theatres (including, without limitation, amounts payable to {text redacted}, general {text redacted} including {text redacted} expenses and {text redacted} expenses (which are not included in the {text redacted}), cost of {text redacted} costs, applicable taxes and the {text redacted} and {text redacted} discussed above) and then to provide an appropriate {text redacted}.

9.   Allocations of
     Net Income and
     Net Loss:            Any and all Net Income, Net Loss and tax credits
                          shall be allocated 50% to Showscan and 50% to General Cinema where "Net Income" and "Net Loss" shall mean, for each fiscal year or other period, an





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                          amount equal to the Partnership's taxable income
                          or loss for such year or period, determined in accordance with I.R.S. Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to I.R.S. Code Section 703(a)(1) shall be included in taxable income or loss).

10.  {text redacted}:     {text redacted} of the Complex {text redacted} be
                          {text redacted} in the {text redacted} of the Showscan Theatres unless a specific portion of the aggregate {text redacted} can be directly attributed to the activities of the Showscan Theatres (as, for example, if there was a separate {text redacted}), in which case such attributed {text redacted} will be {text redacted} in the {text redacted} of the Showscan Theatres for the purposes of Paragraph 8.

11.  {text redacted}:     Showscan {text redacted} shall be available {text
                          redacted} in the Complex, regardless of whether a separate {text redacted} area is established for the Showscan Theatres. All of the {text redacted} from {text redacted} of such {text redacted} shall be separately tracked by the Operating Partner and shall be considered {text redacted} of the Showscan
                          Theatres for the purposes of Paragraph 8 hereof.

12.  Exclusivity:

                 (a) Showscan and SEI grant to the Partnership, GCC and to General Cinema the exclusive right (except for existing locations) to operate a Showscan motion simulation theatre in circular zones (the "Exclusive Zones") around each of the present GCC theatres in the following towns in Massachusetts:{text redacted}, Framingham,{text redacted}, and {text redacted}.
                          Each Exclusive Zone shall have a {text redacted} of {text redacted} as depicted on Exhibit A hereof.
                          GCC, the Partnership and General Cinema grant to Showscan and SEI the exclusive right to provide any motion simulation systems installed at any location now or hereafter owned or operated by the Partnership, GCC or General Cinema in any of the Exclusive Zones.

                 (b) {text redacted} or any third party purchasing from {text redacted} or {text redacted} may invade the Exclusive Zones (except the one around Framingham) and install Showscan motion simulation theatres therein provided that {text redacted} or {text redacted} gives prior written notice to the Partnership, GCC and General Cinema of the desired {text redacted}, the {text redacted} and {text redacted} of the {text redacted}, and the {text redacted} and {text redacted} of the theatre (the "Proposed Theatre"). The Partnership, GCC and General Cinema shall have a





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                          period of {text redacted} calendar days from the day
                          they receive the written notice (the "Notice Date") in which to protect their exclusivity by agreeing to purchase and operate the Proposed Theatre themselves or a theatre elsewhere in the affected Exclusive Zone identical in all material respects to the Proposed Theatre (an "Equivalent Theatre"). Once General Cinema, GCC and/or the Partnership have exercised their blocking rights, they will have a period of one
                          (1) year from the Notice Date in which to build and open to the public the Proposed Theatre or an Equivalent Theatre. General Cinema shall pay to Showscan {text redacted} per theatre (i.e. a twin theatre location would be {text redacted}) for each {text redacted} after the one year anniversary that the Proposed Theatre or an Equivalent Theatre is not open. This fee shall be paid each month until the earlier to occur of: (i) the opening of the Proposed Theatre or an Equivalent Theatre by General Cinema, GCC or the Partnership, (ii) the opening of the Proposed Theatre or an Equivalent Theatre by {text redacted} and/or any {text redacted}, and (iii) the {text redacted} anniversary of the Notice Date. If the Proposed Theatre or an Equivalent Theatre is not open on the one year anniversary, then {text redacted} and/or {text redacted} shall be free to {text redacted} to open a motion simulation theatre in the Exclusive Zone in question so long as any such contract is executed prior to the opening by General Cinema, GCC or the Partnership of the Proposed Theatre or an Equivalent Theatre.

                 (c) The Partnership, General Cinema or GCC may open a motion simulation theatre in any of the Exclusive Zones (except the one around Framingham) using {text redacted} and {text redacted} provided by someone other than Showscan provided that General Cinema gives prior written notice to Showscan and SEI of the {text redacted} to be provided by the other person and the {text redacted} for the purchase thereof (the "Proposed Purchase"). Showscan and SEI shall have a period of {text redacted} calendar days from the Notice Date in which to protect their exclusivity by agreeing to provide {text redacted} (the {text redacted}) to the Partnership, General Cinema or GCC on terms {text redacted} in all {text redacted} to the Proposed Purchase. Once Showscan and SEI have exercised their blocking rights they will have a period of {text redacted} months from the Notice Date in which to provide the {text redacted}. Showscan shall pay to General Cinema {text redacted} per theatre (i.e., a twin theatre location would be {text redacted}) for each {text redacted} after the {text redacted} anniversary that it has not delivered the {text redacted}. This fee shall be paid each month until the earlier to occur of (i) the delivery of the {text redacted} by Showscan, (ii) the delivery of the {text redacted} or {text redacted}





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                          by {text redacted}, and (iii) the {text redacted}
                          anniversary of the Notice Date. If Showscan or SEI has not delivered the {text redacted} by the {text redacted} anniversary, then General Cinema or GCC shall be free to purchase the {text redacted} or {text redacted} elsewhere so long as the contract for purchase of any such {text redacted} is executed prior to the delivery by Showscan or SEI of the {text redacted}.

                 (d) The provisions of this Paragraph 12 shall expire and be of no further force or effect upon the termination or expiration of this Agreement.

13.  {text redacted}:     The Showscan Theatres shall be {text redacted} in
                          {text redacted} for the Complex. {text redacted} to include {text redacted} of the Showscan Theatres on {text redacted} in the Complex.

14.  Intellectual
     Property;
     Confidentiality:     Showscan, SEI, GCC and General Cinema expressly
                          recognize and agree that all uses by any party of any patents, trademarks or tradenames of any other party shall be subject to the prior express written approval of the party whose patent, trademark or tradename is proposed to be used. This Agreement does not constitute any license or other right to use any patent, trademark or tradename of any party except in connection with the operation of the Showscan Theatres as agreed to by the Management Committee. Each party agrees to treat all non-public information received from any other party during the term of this Agreement on a strictly confidential basis for use only in connection with the operation of the Showscan Theatres and the administration of this Agreement.

15.   Maintenance of
      Books and
      Records:

                 (a) The Operating Partner shall keep at its principal executive office in Massachusetts the Partnership's books, records and documents required by the Partnership Law and allow inspection and copying of the Partnership's books, records and documents as required by the Partnership Law, at the expense of the Partnership or partner as designated in such Partnership Law.

                 (b) The Operating Partner shall have prepared at least annually, at the Partnership's expense, unaudited financial statements (balance sheet, statement of income or loss, statement of cash flow and statement of





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                          partners' equity) which shall be prepared in
                          accordance with generally accepted accounting principles. Copies of such statements and reports shall be distributed to each partner within 135 days after the close of each taxable year of the Partnership.

                 (c) The Operating Partner shall have prepared quarterly, at the Partnership's expense, unaudited financial statements (balance sheet, statement of income or loss, statement of cash flow and statement of partners' equity). The quarterly statement shall be delivered or mailed to the partners within 50 days after the close of each fiscal quarter.

                 (d) The Operating Partner, at the Partnership's expense, shall cause tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and shall provide to the partners within 90 days after the end of the Partnership's fiscal year appropriate information necessary to the partners to file their federal income tax returns. The Partnership shall adopt the accrual method of accounting for tax purposes and a fiscal year of November 1 to October 31 as its taxable year.

16.  Termination and
     Dissolution of
     the Partnership:

                 (a) The Partnership shall be dissolved and wound up upon the first to occur of the following:

                          (i) Upon the bankruptcy, withdrawal, removal or dissolution of a partner, unless within 90 days thereof there are one or more remaining partners and the remaining partner(s) elect(s) to continue the business of the Partnership;

                          (ii) The sale or other disposition of all of the Partnership business and assets and receipt by the Partnership of the proceeds of such sales or other dispositions in cash;

                          (iii)   The expiration of the Term;

                          (iv)    The decree of a court of competent
                          jurisdiction ordering dissolution and winding up, subject to no further appeal; or

                          (v)     The majority vote of the partners to dissolve.





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                 (b)      Upon the dissolution of the Partnership for any
                          reason other than by court decree, the partners shall take full account of the assets and liabilities of the Partnership, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

                          (i) First, to the payment of creditors of the Partnership, including partners or affiliates of partners who are creditors of the Partnership; provided that, for the purposes of this Paragraph 16, a partner shall not be deemed a creditor of the Partnership with respect to obligations of the Partnership to a partner in respect of a distribution;

                          (ii) Second, to the repayment of any obligation of the Partnership to any partner in respect of a distribution; and

                          (iii) Thereafter, to each partner in proportion to the credit balance, if any, then remaining in its capital account, adjusted through the date of such distribution. Each partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and its capital contributions thereto and its share of net income or net loss thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any partner. Notwithstanding any provision of this Agreement to the contrary, no partner shall have any obligation to pay to the Partnership, any partner or any creditor of the Partnership any deficit amount in its capital account.

                 (c) Upon the dissolution of the Partnership pursuant to court decree, the dissolution shall be performed by the persons named by the court decreeing dissolution, and the assets of the Partnership shall be distributed in the manner provided above, or in such other manner as such court may decree.

                 (d) Unless General Cinema or GCC desires to acquire the Showscan Equipment pursuant to subparagraph (e) hereof, upon termination or dissolution of the Partnership for any reason, Showscan or SEI shall remove the Showscan Equipment at its expense and pay to General Cinema or GCC, after deducting the expenses of removal (i) fifty percent (50%) of the value of such equipment, measured by the amount of all capital contributions for such equipment less actual depreciation measured by a 7 year straight line depreciation schedule, if Showscan or SEI shall use the Showscan Equipment itself, or (ii) fifty percent (50%) of any proceeds received by Showscan or SEI (as and when received)





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                          from a sale by Showscan or SEI of the Showscan
                          Equipment to a third party.

                 (e) Upon termination or dissolution of the Partnership for any reason, General Cinema or GCC may (i) acquire the Showscan Equipment by making a payment to Showscan or SEI of fifty percent (50%) of the amount of all capital contributions for such equipment less actual depreciation measured by a 7 year straight line depreciation schedule and, (ii) continue to license Showscan Films for the remainder of the initial five (5) year term hereof in exchange for payment of the Film Rental. Upon termination or dissolution of the Partnership for any reason, General Cinema or GCC shall retain any in-kind contributions it made to the Partnership in accordance with Section 4(b) hereof and shall pay to Showscan or SEI fifty percent (50%) of the amount of the capital contributions recorded for such assets less the actual depreciation thereof as measured by a 7 year straight line depreciation schedule and less any expenses incurred by General Cinema or GCC to retrofit the Showscan Theatres to serve as traditional film exhibition theatres. In addition, General Cinema or GCC shall pay to Showscan or SEI an amount equal to fifty percent (50%) of the present value of any remaining unused rent that was capitalized pursuant to Paragraph 4(b) hereof.

17.  Indemnification:     Neither the partners, nor any officer, director,
                          employee, shareholder, agent, affiliate or assignee of the partners shall be liable to the Partnership or any other partner for any loss or damage incurred by reason of any act performed or omitted to be performed in good faith in connection with the activities of the Partnership or in dealing with third parties on behalf of the Partnership if such act or omission does not constitute fraud, gross negligence, breach of fiduciary duty, direct contravention of this Agreement or willful misconduct. The Partnership, and any receiver or trustee appointed to administer the business or assets of the Partnership, shall indemnify and pay all judgments and claims against the partners, their officers, directors, employees, shareholders, affiliates and assignees, and save the same harmless from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in good faith in connection with the activities of the Partnership or in dealing with third parties on behalf of the Partnership, including costs and attorneys' fees
                          (which costs and attorneys' fees shall be paid as incurred) and any amounts expended in the investigation or settlement of any claims of liability, loss or damage, provided that such act or omission does not constitute fraud, gross negligence, breach of fiduciary duty, direct contravention of this Agreement or willful misconduct, and provided further that any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the partners. Nothing contained herein is intended to prevent recovery from a partner by the Partnership or any other partner of any losses, if any, sustained by reason of acts or omissions that constitute fraud, gross negligence, breach of fiduciary duty, direct contravention of this Agreement or willful misconduct.

18.  Notices:             All notices required or permitted hereby shall be in
                          writing and shall be deemed delivered upon actual delivery by overnight courier services or electronic means, addressed to the partners at the following address:

                          Showscan:        Showscan Framingham Inc.
                                           3939 Landmark Street
                                           Culver City, CA  90232-2315
                                           Attention:  Dennis Pope
                  With a copy to:          W. Tucker Lemon
                                           Tel:  310-558-0150
                                           Fax:  310-280-0476

                          General
                          Cinema:          General Cinema of Framingham, Inc.
                                           1280 Boylston Street
                                           Chestnut Hill, MA  02167
                                           Attention:  Robert Painter
                  With a copy to:          Robert A. Licht
                                           Tel:  617-277-4340, ext. 8120
                                           Fax:  617-277-2787

19.  Assignment:          Neither this Agreement nor any interest herein may
                          be assigned, in whole or in part, by either party hereto without the prior consent of the other party hereto, except that without securing such prior consent but only after notice to the other party, either party may assign in its rights and obligations hereunder to any corporation or other entity owned or controlled by such party, provided that in such circumstance, such party shall remain liable for its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, in no event shall any transfer of an interest in the Partnership be permitted if such transfer could, in the opinion of counsel, jeopardize the company's tax status as a partnership.

                          Any assignment, sale, exchange or other transfer of an interest in contravention of any of the provisions of this Paragraph 19 shall be void and ineffectual, and shall not bind or be recognized by the Partnership.


20.  Counterparts.        This Agreement may be executed in several
                          counterparts, and all so executed shall
                          constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

21.  Further Acts.        Each party to this Agreement covenants on behalf of
                          itself and its successors, heirs and assigns to execute, with acknowledgment, verification or affidavit, if required, any and all documents and writings and to perform any and all other acts, that may be necessary or expedient in connection with the creation of this Partnership, the achievement of its purposes, or the consummation of any matter covered by this Agreement.

22.  Applicable Law:      The parties expressly agree that all the terms and
                          provisions hereof shall be construed under the laws of the State of Massachusetts and that the Partnership Law as now adopted shall govern the aspects of this Agreement absent contrary terms contained in this Agreement.

23.  Entire
     Agreement:           This document contains the complete and exclusive
                          agreement between the parties and supersedes any prior oral or written agreements, understandings, or communications with respect to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both partners.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                   GENERAL CINEMA OF FRAMINGHAM, INC.



                                   By:  /s/ PAUL R. DEL ROSSI
                                        ----------------------------------------
                                            Paul R. Del Rossi, President



                                   SHOWSCAN FRAMINGHAM INC.



                                   By:  /s/ WILLIAM C. SOADY
                                        ----------------------------------------
                                            William C. Soady, President



     THE PARTIES LISTED BELOW EXECUTE THIS AGREEMENT ONLY WITH RESPECT TO TERMS SET FORTH IN PARAGRAPHS 6(b), 12, 14, 16(d) AND 16(e) OF THE AGREEMENT AND ARE NOT INTENDED, NOR SHALL THEY BE, CONSIDERED TO BE PARTNERS OF THIS PARTNERSHIP.



                                   SHOWSCAN ENTERTAINMENT INC.



                                   By:  /s/ WILLIAM C. SOADY
                                        ---------------------------------------
                                            William C. Soady, President and CEO



                                   GENERAL CINEMA CORP. OF MASSACHUSETTS



                                   By:  /s/ PAUL R. DEL ROSSI
                                        ----------------------------------------

                                   EXHIBIT  A


                            {TEXT ENTIRELY REDACTED}





                                      A-1